Exhibit 11
                                                                     Page 1 of 2

                            COLGATE-PALMOLIVE COMPANY

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------

                  Dollars in Millions Except Per Share Amounts
                                   (Unaudited)

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                       1996            1995
                                                    ------------   -------------

PRIMARY

Earnings:
  Net income                                         $ 143.5         $ 156.5

  Deduct: Dividends on preferred shares,
    net of income taxes                                  5.4             5.4
                                                     -------         -------

  Net income applicable to common shares             $ 138.1         $ 151.1
                                                     =======         =======

Shares (in millions):
  Weighted average shares outstanding                  146.1           144.5
                                                     =======         =======

Earnings per common share, primary:
  Net income per share                               $   .95         $  1.05
                                                     =======         =======

                                                                      Exhibit 11
                                                                     Page 2 of 2

                            COLGATE-PALMOLIVE COMPANY

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------

                  Dollars in Millions Except Per Share Amounts
                                   (Unaudited)

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                       1996            1995
                                                    ------------   -------------

ASSUMING FULL DILUTION

Earnings:
  Net income                                         $ 143.5         $ 156.5
  Deduct: Dividends on preferred shares                   .1              .1
  Deduct: Replacement funding resulting
    from assumed conversion of Series B
    Convertible Preference Stock, net of tax             1.2             1.8
                                                     -------         -------
  Net income applicable to common shares             $ 142.2         $ 154.6
                                                     =======         =======


Shares (in millions):

  Weighted average number of common shares
    outstanding                                        146.1           144.5
  Add: Assumed exercise of options reduced
    by the number of shares which could have
    been purchased with the proceeds from
    the exercise of such options                         2.5             2.2
  Add: Assumed conversion of Series B
    convertible Preference Stock                        12.0            12.2
                                                     -------         -------
  Weighted average number of common shares
    outstanding, as adjusted                           160.6           158.9
                                                     =======         =======

Earnings per common share, assuming
  full dilution:
  Net income per share                               $   .89         $   .97
                                                     =======         =======